Exhibit 99.01

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
nicole_kenyon@Symantec.com	Hcorcos@symantec.com

Symantec Reports Record Second Quarter Fiscal 2012 Results

•	GAAP Revenue of $1.681 billion, up 14%

•	Non-GAAP Operating Margin of 25.5%

•	Non-GAAP Earnings Per Share of $0.39, up 15%

•	GAAP Deferred Revenue of $3.452 billion, up 11%

•	Cash Flow from Operations of $308 million

MOUNTAIN VIEW, Calif. – Oct. 26, 2011 – Symantec Corp. (Nasdaq:SYMC) today reported the results of its second quarter of fiscal year 2012, ended Sept. 30, 2011. GAAP revenue for the fiscal second quarter was $1.681 billion, up 14 percent year-over-year and up 9 percent after adjusting for currency.

“For the fifth consecutive quarter, we met or exceeded all of our key metrics, demonstrating that our strategy is working and that we continue to execute consistently,” said Enrique Salem, president and chief executive officer, Symantec. “As customers grapple with the challenges of rapid information growth and more sophisticated attacks as well as the major IT trends of virtualization, mobility and cloud computing, the value proposition we offer to help secure and manage their information is more relevant than ever. We continue to see good demand for our products and services across the portfolio.”

“Each of our business segments and regions delivered solid growth. We achieved another quarter of strong year-over-year bookings growth and delivered record September quarter revenue, deferred revenue and earnings per share,” said James Beer, executive vice president and chief financial officer, Symantec. “Our results were driven by growth in enterprise security and backup, while our consumer business continues to perform well. We continue to effectively integrate and grow our acquired assets, as demonstrated by the authentication business once again generating strong results for the fifth consecutive quarter.”

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Symantec Reports Second Quarter Fiscal 2012 Results

GAAP Results: GAAP operating margin for the second quarter of fiscal year 2012 was 17.0 percent compared with 14.7 percent for the same quarter last year. GAAP net income for the fiscal second quarter was $182 million compared with net income of $136 million for the year-ago period. GAAP diluted earnings per share were $0.24 compared with $0.17 for the year-ago quarter, an increase of 41 percent year-over-year.

GAAP deferred revenue as of Sept. 30, 2011, was $3.452 billion compared with $3.104 billion as of Oct. 1, 2010, up 11 percent on an actual and currency adjusted basis. Cash flow from operating activities for the second quarter of fiscal year 2012 was $308 million compared with $310 million for the year ago period. Symantec ended the quarter with cash, cash equivalents and short-term investments of $2.253 billion.

Non-GAAP Results: Non-GAAP operating margin for the second quarter of fiscal year 2012 was 25.5 percent compared with 25.1 percent for the same quarter last year. Non-GAAP net income for the fiscal second quarter was $295 million compared with $266 million for the year-ago period, an increase of 11 percent year-over-year. Non-GAAP diluted earnings per share were $0.39 compared with earnings per share of $0.34 for the year-ago quarter, an increase of 15 percent year-over-year.

During the second quarter of fiscal year 2012, Symantec repurchased approximately 16 million shares for $275 million at an average price of $17.30. Symantec had $404 million remaining in the current board authorized stock repurchase plan at the end of the September quarter.

Business Segment and Geographic Highlights

For the September quarter, Symantec’s Consumer segment represented 31 percent of total revenue and increased 11 percent year-over-year (7 percent after adjusting for currency). Consumer segment growth rates exclude the impact of a one-time, $10 million reduction to second quarter fiscal year 2011 Consumer segment revenue.

For the quarter, the Security and Compliance segment represented 29 percent of total revenue and increased 27 percent year-over-year (22 percent after adjusting for currency). The Storage and Server Management segment represented 36 percent of total revenue and increased 9 percent year-over-year (4 percent after adjusting for currency). Services represented 4 percent of total revenue and decreased 16 percent year-over-year (19 percent after adjusting for currency), as expected due to the company’s move to a partner-led consulting model.

International revenue represented 52 percent of total revenue in the second quarter of fiscal year 2012 and increased 17 percent year-over-year (9 percent after adjusting for currency). The Europe, Middle East and Africa region represented 27 percent of total revenue for the quarter and increased 11 percent year-over-year (2 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 19 percent of total revenue and increased 26 percent year-over-year (15 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 54 percent of total revenue and increased 11 percent year-over-year on an actual and currency-adjusted basis.

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Symantec Reports Second Quarter Fiscal 2012 Results

Acquisition Highlights

For the quarter, the VeriSign security business performed better than expected across all metrics, generating revenue of $89 million. The Clearwell acquisition completed its first full quarter as part of Symantec, posting its largest bookings quarter ever and exceeding expectations with $20 million of revenue.

Third Quarter Fiscal Year 2012 Guidance

Guidance assumes an exchange rate of $1.37 per Euro for the December 2011 quarter versus the actual weighted average rate of $1.35 and an end of period rate of $1.33 per Euro assumption for the December 2010 quarter.

For the third quarter of fiscal year 2012, ending Dec. 30, 2011, revenue is estimated between $1.700 billion and $1.715 billion, up 6 to 7 percent year-over-year as reported.

GAAP diluted earnings per share are estimated between $0.25 and $0.26, up 47 to 53 percent year-over-year as reported. Non-GAAP diluted earnings per share are estimated between $0.40 and $0.41, up 14 to 17 percent year-over-year as reported.

Deferred revenue is expected to be in the range of $3.685 billion and $3.705 billion, up 8 to 9 percent year-over-year as reported.

Conference Call

Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal second quarter 2012, ended Sept. 30, 2011, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.

About Symantec

Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.

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Symantec Reports Second Quarter Fiscal 2012 Results

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 1, 2011.

USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION

Condensed Consolidated Balance Sheets

(In millions)

	September 30, 2011 (Unaudited)	April 1, 2011(1)
ASSETS
Current assets:
Cash and cash equivalents	$2,215	$2,950
Short-term investments	38	8
Trade accounts receivable, net	694	1,013
Inventories	28	30
Deferred income taxes	218	223
Other current assets	240	262

Total current assets	3,433	4,486

Property and equipment, net	1,043	1,050
Intangible assets, net	1,477	1,511
Goodwill	5,732	5,494
Investment in joint venture	—	27
Other long-term assets	150	151

Total assets	$11,835	$12,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$304	$260
Accrued compensation and benefits	312	443
Deferred revenue	2,962	3,321
Current portion of long-term debt	—	596
Income taxes payable	65	24
Other current liabilities	252	249

Total current liabilities	3,895	4,893

Long-term debt	2,012	1,987
Long-term deferred revenue	490	498
Long-term deferred tax liabilities	333	296
Long-term income taxes payable	389	361
Other long-term obligations	78	79

Total liabilities	7,197	8,114

Total Symantec Corporation stockholders’ equity	4,553	4,528

Noncontrolling interest in subsidiary	85	77

Total stockholders’ equity	4,638	4,605

Total liabilities and stockholders’ equity	$11,835	$12,719

(1)	Derived from audited financial statements.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

	Three Months Ended		Year-Over-Year Growth Rate
	September 30, 2011	October 1, 2010	Actual	Constant Currency(1)
Net revenue:
Content, subscription, and maintenance	$1,460	$1,270	15%	11%
License	221	210	5%	1%

Total net revenue	1,681	1,480	14%	9%

Cost of revenue:
Content, subscription, and maintenance	232	217
License	10	6
Amortization of acquired product rights	23	23

Total cost of revenue	265	246	8%	7%

Gross profit	1,416	1,234	15%	10%

Operating expenses:
Sales and marketing	697	612
Research and development	247	208
General and administrative	106	100
Amortization of other purchased intangible assets	73	67
Restructuring and transition	8	28
Impairment of assets held for sale	—	1

Total operating expenses	1,131	1,016	11%	8%

Operating income	285	218	31%	17%

Interest income	4	2
Interest expense	(28)	(36)
Other (expense) income, net	2	14
Loss on early extinguishment of debt	—	(16)

Income before income taxes and loss from joint venture	263	182	45%	N/A

Provision (benefit) for income taxes	67	44
Loss from joint venture	14	4

Net income	182	134	36%	N/A
Less: Loss attributable to noncontrolling interest	—	(2)

Net income attributable to Symantec Corporation stockholders	$182	$136	34%	N/A

Net income per share attributable to Symantec Corporation stockholders – basic	$0.24	$0.17
Net income per share attributable to Symantec Corporation stockholders – diluted	$0.24	$0.17
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – basic	745	782
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – diluted	751	786

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

			Year-Over-Year
	Six Months Ended		Growth Rate
	September 30, 2011	October 1, 2010	Actual	Constant Currency(1)
Net revenue:
Content, subscription, and maintenance	$2,907	$2,518	15%	10%
License	427	395	8%	2%

Total net revenue	3,334	2,913	14%	9%

Cost of revenue:
Content, subscription, and maintenance	462	434
License	17	9
Amortization of acquired product rights	45	68

Total cost of revenue	524	511	3%	2%

Gross profit	2,810	2,402	17%	11%

Operating expenses:
Sales and marketing	1,362	1,185
Research and development	486	416
General and administrative	211	192
Amortization of other purchased intangible assets	144	128
Restructuring and transition	20	68
Impairment of assets held for sale	—	1

Total operating expenses	2,223	1,990	12%	8%

Operating income	587	412	42%	27%

Interest income	8	4
Interest expense	(60)	(69)
Other (expense) income, net	(2)	15
Loss on early extinguishment of debt	—	(16)

Income before income taxes and loss from joint venture	533	346	54%	N/A

Provision for income taxes	134	40
Loss from joint venture	27	11

Net income	372	295	26%	N/A
Less: Loss attributable to noncontrolling interest	(1)	(2)

Net income attributable to Symantec Corporation stockholders	$373	$297	26%	N/A

Net income per share attributable to Symantec Corporation stockholders – basic	$0.50	$0.38
Net income per share attributable to Symantec Corporation stockholders – diluted	$0.49	$0.37
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – basic	750	789
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – diluted	758	795

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Six Months Ended
	September 30, 2011	October 1, 2010
OPERATING ACTIVITIES:
Net income	$372	$295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	325	323
Amortization of discount on debt	30	54
Stock-based compensation expense	77	71
Loss on early extinguishment of debt	—	16
Deferred income taxes	15	29
Excess income tax benefit from the exercise of stock options	(5)	(1)
Loss from joint venture	27	11
Other	5	(9)
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	331	233
Inventories	2	3
Accounts payable	37	27
Accrued compensation and benefits	(130)	(65)
Deferred revenue	(346)	(238)
Income taxes payable	73	(84)
Other assets	(3)	12
Other liabilities	1	(32)

Net cash provided by operating activities	811	645

INVESTING ACTIVITIES:
Purchase of property and equipment	(124)	(116)
Cash payments for acquisitions, net of cash acquired	(364)	(1,528)
Purchases of available-for-sale securities	(33)	—
Other	1	(3)

Net cash used in investing activities	(520)	(1,647)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	83	46
Excess income tax benefit from the exercise of stock options	5	1
Tax payments related to restricted stock issuance	(21)	(18)
Repurchase of common stock	(473)	(425)
Repayment of debt	(600)	(510)
Proceeds from debt issuance, net of discount	—	1,097
Proceeds from sale of bond hedge	—	13
Debt issuance costs	—	(10)
Repayment of other long-term obligations	(1)	(2)

Net cash used in financing activities	(1,007)	192

Effect of exchange rate fluctuations on cash and cash equivalents	(19)	37

Change in cash and cash equivalents	(735)	(773)
Beginning cash and cash equivalents	2,950	3,029

Ending cash and cash equivalents	$2,215	$2,256

SYMANTEC CORPORATION

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(In millions, except per share data, unaudited)

	Three Months Ended						Year-Over-Year Non-GAAP Growth Rate
	September 30, 2011			October 1, 2010			Actual	Constant Currency(2)
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP
Net revenue:	$1,681	N/A	$1,681	$1,480	N/A	$1,480	14%	9%

Gross profit:	$1,416	$26	$1,442	$1,234	$27	$1,261	14%	10%
Stock-based compensation		3			4
Amortization of acquired product rights		23			23

Gross margin %	84.2%		85.8%	83.4%		85.2%	60 bps	10 bps

Operating expenses:	$1,131	$118	$1,013	$1,016	$127	$889	14%	10%
Stock-based compensation		35			32
Amortization of other intangible assets		73			67
Restructuring and transition		8			28
Impairment of assets held for sale		—			1
Acquisition-related expense		2			9
Internally developed software costs		—			(10)

Operating expenses as a % of revenue	67.3%		60.3%	68.6%		60.1%	20 bps	60 bps

Operating income	$285	$144	$429	$218	$154	$372	15%	7%

Operating margin %	17.0%		25.5%	14.7%		25.1%	40 bps	-40 bps

Net income:	$182	$113	$295	$136	$130	$266	11%	N/A
Gross profit adjustment		26			27
Operating expense adjustment		118			127
Non-cash interest expense		13			27
Loss on early extinguishment of debt		—			16
Loss (gain) on sale of marketable securities		1			(13)
Joint venture: Amortization of other intangible assets		2			2
Income tax effect on above items		(47)			(56)

Diluted net income per share attributable to Symantec Corporation stockholders	$0.24	$0.15	$0.39	$0.17	$0.17	$0.34	15%	N/A

Diluted weighted-average shares outstanding attributable to Symantec Corporation stockholders	751		751	786		786	-4%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.
(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Revenue and Deferred Revenue Detail(1)

(In millions, unaudited)

	Three Months Ended
	September 30, 2011		October 1, 2010
GAAP Revenue
Content, subscription, and maintenance	$1,460		$1,270
License	221		210

Total revenue	$1,681		$1,480

GAAP Revenue Y/Y Growth Rate
Content, subscription, and maintenance	15%		1%
License	5%		-5%
Total Y/Y Growth Rate	14%		0%
GAAP Revenue Y/Y Growth Rate in Constant Currency
Content, subscription, and maintenance	11%		3%
License	1%		-2%
Total Y/Y Growth Rate in Constant Currency	9%		2%
GAAP Revenue by Segment(2)
Consumer	$531		$468
Security and Compliance	483		381
Storage and Server Management	605		557
Services	62		74
GAAP Revenue by Segment: Y/Y Growth Rate(2)
Consumer	11	%(3)	3	%(3)
Security and Compliance	27%		5%
Storage and Server Management	9%		-1%
Services	-16%		-13%
GAAP Revenue by Segment: Y/Y Growth Rate in Constant Currency(2)
Consumer	7	%(3)	5	%(3)
Security and Compliance	22%		7%
Storage and Server Management	4%		1%
Services	-19%		-11%
GAAP Revenue by Geography
International	$868		$741
US	813		739
Americas (U.S., Latin America, Canada)	906		815
EMEA	459		414
Asia Pacific & Japan	316		251
GAAP Revenue by Geography: Y/Y Growth Rate
International	17%		-1%
US	10%		2%
Americas (U.S., Latin America, Canada)	11%		3%
EMEA	11%		-9%
Asia Pacific & Japan	26%		11%
GAAP Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	9%		3%
US	10%		2%
Americas (U.S., Latin America, Canada)	11%		3%
EMEA	2%		0%
Asia Pacific & Japan	15%		5%
GAAP Deferred Revenue	$3,452		$3,104
GAAP Deferred Revenue Y/Y Growth Rate	11%		7%
GAAP Deferred Revenue Y/Y Growth Rate in Constant Currency	11%		7%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).
(2)	During the first quarter of fiscal year 2012, the company modified its segment reporting structure to more readily match its operating structure. The following modification was made to the segment reporting structure: managed security services (MSS) moved to the Security and Compliance segment from the Services segment. MSS revenue of $17 million was moved in the first quarter of fiscal 2011. The historical period has been adjusted to reflect the modified reporting structure.
(3)	For the second quarter of fiscal 2012 and fiscal 2011, the Consumer segment actual and constant currency year-over-year growth rates have been modified to exclude a one-time adjustment made in the second quarter of fiscal 2011. This one-time adjustment reduced the Consumer segment by $10 million for the three months ended October 1, 2010 as a result of certain consumers not receiving their subscription entitlements on a timely basis. The Company determined that this adjustment was not material to previously reported results.

SYMANTEC CORPORATION

Operating Margin by Segment Detail (1, 2)

(Unaudited)

	Three Months Ended
	September 30, 2011	October 1, 2010
GAAP Operating Margin by Segment
Consumer	48%	45%
Security and Compliance	21%	17%
Storage and Server Management	43%	49%
Services	15%	3%

(1)	Excluded from this table is our Other segment which is comprised of sunset products nearing the end of their life cycle. The Other segment also includes general and administrative expenses; amortization of acquired product rights, intangible assets, and other assets; goodwill impairment charges; charges such as stock-based compensation and restructuring; and certain indirect costs that are not charged to the other operating segments.
(2)	During the first quarter of fiscal year 2012, the company modified its segment reporting structure to more readily match its operating structure. The following modification was made to the segment reporting structure: managed security services (MSS) moved to the Security and Compliance segment from the Services segment. MSS revenue of $17 million was moved in the first quarter of fiscal 2011. The historical period has been adjusted to reflect the modified reporting structure.

SYMANTEC CORPORATION

Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share

(In billions, except per share data, unaudited)

We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see our Explanation of Non-GAAP Measures in Appendix A.

Revenue guidance	Three Months Ending December 30, 2011
	Range	Year-Over-Year Growth Rate
Actual
GAAP revenue range	$1.700 - $1.715	6% - 7%

Three Months Ending December 30, 2011
	Range	Year-Over-Year Growth Rate
Earnings per share guidance and reconciliation		Actual
GAAP diluted earnings per share range Add back:	$0.25 - $0.26	47% - 53%
Stock-based compensation, net of tax	$0.03
Amortization of acquired product rights and other intangible assets and non-cash interest expense, net of tax	$0.12

Non-GAAP diluted earnings per share range	$0.40 - $0.41	14% - 17%

Three Months Ending December 30, 2011
	Range	Year-Over-Year Growth Rate
Deferred revenue guidance		Actual
GAAP deferred revenue range	$3.685 - $3.705	8% - 9%

SYMANTEC CORPORATION

Explanation of Non-GAAP Measures

Appendix A

The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock-based compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	September 30,	October 1,
	2011	2010
Cost of revenue	$3	$4
Sales and marketing	17	14
Research and development	12	12
General and administrative	6	6

Total stock-based compensation	$38	$36

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

Restructuring and transition: We have engaged in various restructuring, transition and transformation activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services and excess facilities. Each restructuring and transformation activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Acquisition related expenses: The authoritative guidance on business combinations requires us to record in the statement of income, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition-related expenses from our non-GAAP operating expenses and net income measures. We incurred expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition-related expenses consist of professional service expenses. We believe it is useful for investors to understand the effects of these items on our operations. Although acquisition-related expenses generally diminish over time with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions.

Internally developed software costs: During the three months ended October 1, 2010, the Company reduced research and development expense by approximately $10 million related to increased capitalization of certain costs for internally developed software. This approach aligns the capitalization policies of the business we acquired from VeriSign with the equivalent policies previously utilized by our Hosted Services operation. The Company determined that this change was not material to previously reported results. The Company’s management excluded this immaterial item when evaluating its ongoing operating performance, and therefore excluded this benefit when presenting non-GAAP financial measures.

Non-cash interest expense: Effective April 4, 2009, we adopted authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this authoritative guidance, our EPS and net income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.

SYMANTEC CORPORATION

Explanation of Non-GAAP Measures

Appendix A (continued)

Loss on early extinguishment of debt: In September 2010, we purchased $500 million of aggregate principal amount of our 0.75% Convertible Senior Notes due June 15, 2011, from several holders in privately negotiated transactions for approximately $497 million net, in cash. The transaction resulted in a loss from extinguishment of debt of approximately $16 million, which represented the difference between the book value of the notes, net of the remaining unamortized discount prior to repurchase and the fair value of the liability component of the notes upon repurchase. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Loss (gain) on sale of marketable securities: This constitutes the gain or loss from the sale of the Company’s available-for-sale securities. The Company’s management excludes this gain or loss when evaluating its ongoing performance and therefore excludes this gain or loss when presenting non-GAAP financial measures.

Joint venture: As noted above, we exclude amortization of other intangible assets related to the joint venture from our non-GAAP net income.